Exhibit 23.4

582 Industrial Park Road, Bluefield, VA 24605-9364 ■   Phone 276.322.5467
www.mma1.com ■   info@mma1.com
CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.
Marshall Miller & Associates, Inc. hereby consents to the references to our firm in the Registration Statement (File No. 333-______) on Form S-4 and related joint proxy statement and prospectus of Contura Energy, Inc., including the reference to our firm under the heading “Experts” in the Registration Statement and related joint proxy statement and prospectus. We hereby further consent to the use of information contained in our reports, dated as of June 13, 2018 and July 3, 2018, respectively, relating to estimates of certain coal reserves.

Marshall Miller & Associates, Inc.

By:	/s/ K. Scott Keim
Name:	K. Scott Keim
Title:	CEO & Partner

Dated:	August 20, 2018
ENERGY & MINERAL RESOURCES ■ HYDROGEOLOGY & GEOLOGY ■ GEOPHYSICAL LOGGING SERVICES
CARBON MANAGEMENT ■ EXPERT WITNESS TESTIMONY ■ MINING ENGINEERING ■ PETROLEUM ENGINEERING